SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                 SCHEDULE 13G/A
                                 (Rule 13d-102)


             INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT
           TO RULES 13d-1(b) (c), AND (d) AND AMENDMENTS THERETO FILED
                            PURSUANT TO RULE 13d-2(b)

                                (Amendment No. 3)


                          Med-Emerg International, Inc.
                          -----------------------------
                                (Name of Issuer)


                                  Common Stock
                                  ------------
                         (Title of Class of Securities)

                                    583932108
                                    ---------
                                 (CUSIP Number)


                                December 31, 2006
                                -----------------
             (Date of Event Which Requires Filing of this Statement)


     Check the appropriate box to designate the rule pursuant to which this
                               Schedule is filed:

                                |_| Rule 13d-1(b)

                                |X| Rule 13d-1(c)

                                |_| Rule 13d-1(d)

                                   ----------

(1) The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP No. 583932 10 8                 13G/A                    Page 2 of 8 Pages

--------------------------------------------------------------------------------
1    NAME OF REPORTING PERSONS
     I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

     Horace T. Ardinger, Jr.
--------------------------------------------------------------------------------
2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
     (a)  |_|
     (b)  |_|
--------------------------------------------------------------------------------
3    SEC USE ONLY


--------------------------------------------------------------------------------
4    CITIZENSHIP OR PLACE OF ORGANIZATION

     US
--------------------------------------------------------------------------------
               5    SOLE VOTING POWER

                    4,001,500
               -----------------------------------------------------------------
  NUMBER OF    6    SHARED VOTING POWER
   SHARES
BENEFICIALLY        0
  OWNED BY     -----------------------------------------------------------------
    EACH       7    SOLE DISPOSITIVE POWER
  REPORTING
   PERSON           4,001,500
    WITH       -----------------------------------------------------------------
               8    SHARED DISPOSITIVE POWER

                    0
--------------------------------------------------------------------------------
9    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     4,001,500
--------------------------------------------------------------------------------
10   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
     (SEE INSTRUCTIONS)                                                     |_|


--------------------------------------------------------------------------------
11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

     6.87%
--------------------------------------------------------------------------------
12   TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

     IN
--------------------------------------------------------------------------------

CUSIP No. 583932 10 8                 13G/A                    Page 3 of 8 Pages

--------------------------------------------------------------------------------
1    NAME OF REPORTING PERSONS
     I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

     H. T. Ardinger & Sons, Inc.
--------------------------------------------------------------------------------
2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
     (a)  |_|
     (b)  |_|
--------------------------------------------------------------------------------
3    SEC USE ONLY


--------------------------------------------------------------------------------
4    CITIZENSHIP OR PLACE OF ORGANIZATION

     TX
--------------------------------------------------------------------------------
               5    SOLE VOTING POWER

                    3,793,500
               -----------------------------------------------------------------
  NUMBER OF    6    SHARED VOTING POWER
   SHARES
BENEFICIALLY        0
  OWNED BY     -----------------------------------------------------------------
    EACH       7    SOLE DISPOSITIVE POWER
  REPORTING
   PERSON           3,793,500
    WITH       -----------------------------------------------------------------
               8    SHARED DISPOSITIVE POWER

                    0
--------------------------------------------------------------------------------
9    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     3,793,500
--------------------------------------------------------------------------------
10   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
     (SEE INSTRUCTIONS)                                                     |_|


--------------------------------------------------------------------------------
11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

     6.51%
--------------------------------------------------------------------------------
12   TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

     IN
--------------------------------------------------------------------------------

CUSIP No. 583932 10 8                 13G/A                    Page 4 of 8 Pages

Item 1(a).  Name of Issuer:

                          Med-Emerg International, Inc.

--------------------------------------------------------------------------------
Item 1(b).  Address of Issuer's Principal Executive Offices:

                        6711 Mississauga Road, Suite 404
                      Mississauga, Ontario, Canada L5N 2W3

--------------------------------------------------------------------------------
Item 2(a).  Name of Person(s) Filing:

                             Horace T. Ardinger, Jr.
                           H. T. Ardinger & Sons, Inc.

--------------------------------------------------------------------------------
Item 2(b).  Address of Principal Business Office, or if None, Residence:

                               9040 Governor's Row
                                 P.O. Box 569360
                               Dallas, Texas 75356

--------------------------------------------------------------------------------
Item 2(c).  Citizenship:

                          Horace T. Ardinger, Jr. - US
                        H. T. Ardinger & Sons, Inc. - TX

--------------------------------------------------------------------------------
Item 2(d).  Title of Class of Securities:

                                  Common Stock

--------------------------------------------------------------------------------
Item 2(e).  CUSIP Number:

                                   583932 10 8

--------------------------------------------------------------------------------
Item 3. If This Statement is Filed Pursuant to Rule 13d-1(b), or 13d-2(b) or
(c), Check Whether the Person Filing is a:

      (a)   [_] Broker or dealer registered under Section 15 of the Exchange
            Act.

      (b)   [_] Bank as defined in Section 3(a)(6) of the Exchange Act.

      (c) [_] Insurance company as defined in Section 3(a)(19) of the Exchange Act.

      (d) [_] Investment company registered under Section 8 of the Investment Company Act.

      (e)   [_] An investment adviser in accordance with Rule
            13d-1(b)(1)(ii)(E);

      (f) [_] An employee benefit plan or endowment fund in accordance with Rule 13d-1(b)(1)(ii)(F);

CUSIP No. 583932 10 8                 13G/A                    Page 5 of 8 Pages


      (g) [_] A parent holding company or control person in accordance with Rule 13d-1(b)(1)(ii)(G);

      (h) [_] A savings association as defined in Section 3(b) of the Federal Deposit Insurance Act;

      (i) [_] A church plan that is excluded from the definition of an investment company under Section 3(c)(14) of the Investment Company Act;

      (j)   [_] Group, in accordance with Rule 13d-1(b)(1)(ii)(J).



      If this statement is filed pursuant to Rule 13d-1(c), check this box. [x]


Item 4. Ownership.

      Provide the following information regarding the aggregate number and percentage of the class of securities of the issuer identified in Item 1.

      (a)   Amount beneficially owned:

                  As of the date of this filing, Horace T. Ardinger, Jr.
            beneficially owns an aggregate of 4,001,500 shares of Common Stock of the Issuer. Mr. Ardinger's beneficial ownership includes 3,793,500 shares held directly by H. T. Ardinger & Sons, Inc., a Texas corporation of which Mr. Ardinger has sole voting and dispositive control, and 208,000 shares held by the Ardinger Family Partnership of which Mr. Ardinger has sole voting and dispositive control. Mr. Ardinger's beneficial ownership excludes 208,000 shares of the Issuer's Common Stock held directly by Mr. Ardinger's wife. Mr. Ardinger disclaims beneficial ownership of such 208,000 shares of the Issuer's Common Stock pursuant to Rule 13d-4 promulgated under the Securities Exchange Act of 1934, as amended.

      (b)   Percent of class:

                  Approximately 6.87%, based on 58,277,696 shares of Common
            Stock of the Issuer issued and outstanding as of the date hereof.

      (c)   Number of shares as to which such person has:

            (i) Sole power to vote or to direct the vote

                  Horace T. Ardinger, Jr.:      4,001,500 shares of Common Stock
                                                --------------------------------

                  H. T. Ardinger & Sons, Inc.:  3,793,500 shares of Common Stock
                                                --------------------------------

            (ii) Shared power to vote or to direct the vote


                  Horace T. Ardinger, Jr.:      0 shares of Common Stock
                                                -------------------------

                  H. T. Ardinger & Sons, Inc.:  0 shares of Common Stock
                                                -------------------------

CUSIP No. 583932 10 8                 13G/A                    Page 6 of 8 Pages


            (iii) Sole power to dispose or to direct the disposition of

                  Horace T. Ardinger, Jr.:      4,001,500 shares of Common Stock
                                                --------------------------------

                  H. T. Ardinger & Sons, Inc.:  3,793,500 shares of Common Stock
                                                --------------------------------


          (iv) Shared power to dispose or to direct the disposition of

                  Horace T. Ardinger, Jr.:      0 shares of Common Stock
                                                -------------------------

                  H. T. Ardinger & Sons, Inc.:  0 shares of Common Stock
                                                -------------------------

--------------------------------------------------------------------------------

Item 5.  Ownership of Five Percent or Less of a Class.

         If this statement is being filed to report the fact that as of the date hereof, the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following |_|.

--------------------------------------------------------------------------------
Item 6.  Ownership of More Than Five Percent on Behalf of Another Person.

                                 Not Applicable.
--------------------------------------------------------------------------------
Item 7. Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on by the Parent Holding Company.

                                 Not Applicable
--------------------------------------------------------------------------------
Item 8.  Identification and Classification of Members of the Group.

                                 Not Applicable
--------------------------------------------------------------------------------
Item 9.  Notice of Dissolution of Group.

                                 Not Applicable

--------------------------------------------------------------------------------
Item 10.  Certifications.

     (a)  Not applicable

     (b) The following certification shall be included if the statement is filed pursuant to Rule 13d-1(c):

         "By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having such purpose or effect."

CUSIP No. 583932 10 8                 13G/A                    Page 7 of 8 Pages



                                    SIGNATURE

     After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


                                       February 12, 2007
                                       -----------------------------------------
                                       (Date)

                                       /s/ HORACE T. ARDINGER, JR.
                                       -----------------------------------------
                                       (Signature)

                                       Horace T. Ardinger, Jr.
                                       -----------------------------------------
                                       (Name)


                                       H. T. ARDINGER & SONS, INC.

                                       BY: /s/ HORACE T. ARDINGER, JR.
                                       -----------------------------------------
                                       (Signature)

                                       Horace T. Ardinger, Jr.
                                       -----------------------------------------
                                       (Name)
                                       -----------------------------------------

                                       President
                                       -----------------------------------------
                                       (Title)



Note. Schedules filed in paper format shall include a signed original and five copies of the schedule, including all exhibits. See Rule 13d-7(b) for other parties for whom copies are to be sent.

Attention. Intentional misstatements or omissions of fact constitute federal criminal violations (see 18 U.S.C. 1001).

CUSIP No. 583932 10 8                 13G/A                    Page 8 of 8 Pages


                             JOINT FILING AGREEMENT


         The undersigned hereby agree and consent to the joint filing of this Amendment No. 3 to Schedule 13G pursuant to the rules and regulations promulgated under the Securities Exchange Act of 1934, as amended, and the filing of this Joint Filing Agreement as an exhibit thereto.


                                       February 12, 2007
                                       -----------------------------------------
                                       (Date)

                                       /s/ HORACE T. ARDINGER, JR.
                                       -----------------------------------------
                                       (Signature)

                                       Horace T. Ardinger, Jr.
                                       -----------------------------------------
                                       (Name)


                                       H. T. ARDINGER & SONS, INC.

                                       BY: /s/ HORACE T. ARDINGER, JR.
                                       -----------------------------------------
                                       (Signature)

                                       Horace T. Ardinger, Jr.
                                       -----------------------------------------
                                       (Name)
                                       -----------------------------------------

                                       President
                                       -----------------------------------------
                                       (Title)